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                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 15, 2001, relating to the financial statements and financial highlights which appear in the August 31, 2001 Annual Report to Shareholders of Credit Suisse Municipal Bond Fund, Inc. (formerly known as Credit Suisse Warburg Pincus Municipal Bond Fund, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.



PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
December 21, 2001